Exhibit 8.1

April 12, 2013

Apartment Investment and Management Company

4582 S. Ulster Street

Suite 1100

Denver, Colorado 80237

Re:	Real Estate Investment Trust Opinion

Ladies and Gentlemen:

You have requested our opinion as to the status of Apartment Investment and Management Company, a Maryland corporation (“AIMCO”), as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) as of the date hereof.

In connection with our opinion, you have provided us with certain representations and covenants of officers of AIMCO relating to, among other things, properties, assets, income, distributions, stockholder ownership, organizational structure and other requirements, and the past, present and future conduct of AIMCO’s business operations. We have assumed that such statements, representations and covenants are true as of the date hereof, and will continue to be true, without regard to any qualification as to knowledge and belief. In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. For purposes of our opinion, we have not assumed any responsibility for investigating or independently verifying the facts and representations set forth in such documents, the partnership agreements and organizational documents for each of the corporations, partnerships and limited liability companies in which AIMCO holds a direct or indirect interest (the “Subsidiaries”), or any

Apartment Investment and Management Company

April 12, 2013

other document, and we have not undertaken any independent review of such information. In particular, we note that AIMCO engages in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on AIMCO’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

Our opinion is based on the correctness of the assumption that there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). Any change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, for U.S. federal income tax purposes we are of the opinion that, commencing with AIMCO’s initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT under the Code. AIMCO’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of AIMCO’s operation for any particular taxable year satisfy the requirements for taxation as a REIT under the Code.

Other than as expressly stated above, we express no opinion on any issue relating to AIMCO or to any investment therein.

Apartment Investment and Management Company

April 12, 2013

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 (File No. 333-186965), with the Securities and Exchange Commission (the “Commission”). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP